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                                                                    EXHIBIT 12.1

                            BROWN SHOE COMPANY, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                    FISCAL YEARS ENDED
                                                       ----------------------------------------------------------------------------
                                                                                  HISTORICAL                             PRO FORMA
                                                       ---------------------------------------------------------------  -----------
                                                       FEBRUARY 3,  FEBRUARY 2,  FEBRUARY 1,  JANUARY 31,  JANUARY 29,  JANUARY 29,
                                                          2001         2002         2003         2004         2005         2005
                                                       -----------  -----------  -----------  -----------  -----------  -----------
                                                                                (IN MILLIONS)
Earnings (loss) before income taxes                       $ 51.0      $ (15.3)      $ 59.8      $ 63.6       $ 56.3       $ 49.7

Interest expense                                            18.8         20.2         12.2         9.8          8.4         23.8

Interest portion of rent expense (1)                        20.6         22.3         23.4        24.0         24.8         25.5
                                                          ------      -------       ------      ------       ------       ------

EARNINGS (LOSS) BEFORE INCOME TAXES AND FIXED CHARGES     $ 90.4      $  27.2       $ 95.4      $ 97.4       $ 89.5       $ 99.0
                                                          ======      =======       ======      ======       ======       ======

Interest expense                                          $ 18.8      $  20.2       $ 12.2      $  9.8       $  8.4       $ 23.8

Interest portion of rent expense (1)                        20.6         22.3         23.4        24.0         24.8         25.5
                                                          ------      -------       ------      ------       ------       ------

TOTAL FIXED CHARGES                                       $ 39.4      $  42.5       $ 35.6      $ 33.8       $ 33.2       $ 49.3
                                                          ======      =======       ======      ======       ======       ======

RATIO OF EARNINGS TO FIXED CHARGES (2)                      2.29        N/A           2.68        2.88         2.70         2.01
                                                          ======      =======       ======      ======       ======       ======

(1) Calculated as 20% of rent expense, which is a reasonable approximation of the interest factor.

(2) Earnings were inadequate to cover fixed charges by $15.3 million for the year ended February 2, 2002.